Exhibit 10.19

[PHILADELPHIA BROKERAGE CORPORATION LETTERHEAD]

Mr. James Crabbe

Chairman

Vendingdata Corporation

6830 Spencer Street

Las Vegas, Nevada  89119

March 1, 2003

Dear Jim:

Philadelphia Brokerage Corporation agrees to act in the capacity of Financial Advisor for a period of 1 year, beginning March 1, 2003.

PBC will assist Vendingdata Corporation in structuring and raising additional working capital.

PBC will visit with Management on at least a quarterly basis (in Las Vegas), for strategic reviews.

PBC will also review product acquisitions, and generally assist in all aspects of business planning.

Our fees for these services would be 75,000 shares of unrestricted common stock.  We look forward to continuing our work with Vendingdata Corporation.

Sincerely,

/s/ ROBERT A. FISK	/s/ JAMES E. CRABBE
Robert A. Fisk	Jim Crabbe
Senior Partner	Chairman
Philadelphia Brokerage Corporation	Vendingdata Corporation